EXHIBIT 3.1.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              KIRLIN HOLDING CORP.
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                         Pursuant to Section 242 of the
                       General Corporation Law of Delaware
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     The  undersigned  Chairman of Kirlin  Holding  Corp.  ("Corporation")  DOES
HEREBY CERTIFY:

          FIRST: The name of the Corporation is Kirlin Holding Corp.

          SECOND: The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph under paragraph 4 in its entirety and by substituting the following new first paragraph in lieu thereof:

               "The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is eight million (8,000,000) shares, of which seven million (7,000,000) shares shall be designated as the common stock, par value $.01 per share, and one million (1,000,000) shares of which shall be designated as the preferred stock, par value $.01 per share, of the Corporation."

This amendment shall become effective at 11:59 p.m. on January 6, 2003. Upon this amendment becoming effective, each eight (8) shares of the Corporation's common stock issued and outstanding shall be changed, without any further action, into one (1) fully paid and nonassessable share of the Corporation's common stock. No fractional shares will be issued as a result of this change in the Corporation's issued and outstanding common stock, but, instead any fractional share held by a holder of issued and outstanding common stock as a result of this change shall be rounded up to the nearest whole number of shares. There are no shares of preferred stock outstanding.

          THIRD: The foregoing Amendment to the Certificate of Incorporation was duly approved by the Corporation's Board of Directors in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and thereafter was duly adopted by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon at a meeting of stockholders.

     IN WITNESS WHEREOF, I have executed this Certificate of Amendment this 18th day of December, 2002.


                                /s/ David O. Lindner
                                ------------------------------------
                                David O. Lindner
                                Chairman and Chief Executive Officer